Exhibit 10.2

APTUS Management Limited

Unit B, 17/F Guangdong Investment Tower, 148 Connaught Road Central, Hong Kong

Tel: (852) 2117 6611● Fax: (852) 2850 7286

1st September 2017

Ms. Sabrina Khan

Dear Ms. Khan,

Employment Letter

We are pleased and welcome your acceptance to be appointed as the Chief Financial Officer for APTUS Holdings Limited (“AHL” or the “Company”). You shall be employed full-time under the hiring entity APTUS Management Limited (“AML”), a wholly owned subsidiary of the Company. The Company is incorporated with limited liabilities under the laws of Cayman Islands and AML is duly incorporated with limited liabilities in Hong Kong. The Company also has subsidiary companies in the Cayman Islands, Hong Kong, and Macau, whereby collectively, shall be depicted as “APTUS” or the “Group”.

The following letter seeks to illustrate the context of your employment under AML and appointment by AHL, and the terms and conditions as set out herewith (the “Agreement”).

1.	The Group

APTUS and its affiliates focus on the licensing of, and acquisition of early stage preclinical assets with the intention to engage in drug research, development, and commercialization purposes. Assets are acquired via open and public platforms such as the technology transfer offices of accredited universities and academic institutions. In addition, the Group seeks to be a facilitator across the financing spectrum for biotech companies, entrepreneurs, and commercializing agents, to bolster innovations adding value to health care needs in the market place; and to assist in furthering the research capabilities of institutions the Group works with.

2.	Position and Responsibilities

(a)	You will be enlisted to act as the Chief Financial Officer for the Company.

(b)	You shall report to Mr. Ian Huen, the Chief Executive Officer and Executive Director of the Group.

(c)	As the Chief Financial Officer of the Company, you shall be responsible towards overseeing the finance and accounting, administrative, and risk management operations of the Company, including but not limited to the development of financial and operational strategies, metrics tied to such strategies, and the ongoing development and monitoring of control systems designed to preserve company assets and report accurate financial results.

(d)	Your role is a management role and you shall be expected to oversee, manage, and motivate the staff of the Finance and Accounting department to execute and achieve departmental milestones and targets, while collaborating with other members of the Company to further Group objectives.

APTUS Management Limited

Unit B, 17/F Guangdong Investment Tower, 148 Connaught Road Central, Hong Kong

Tel: (852) 2117 6611● Fax: (852) 2850 7286

(e)	Your principal accountabilities include:

(i)	Planning: Assist in formulating the Group’s future direction, monitor and manage the capital request and budgeting processes;

(ii)	Operations: Participate in key decisions as a member of the management team, oversee the Group’s transaction processing systems, implement operational best practices;

(iii)	Financial Information: Oversee the issuance of financial information, report financial results to the Board of Directors;

(iv)	Risk Management: Understand and mitigate key elements of the Group’s risk profile, construct and monitor reliable control systems, ensure that record keeping meets the requirements of auditors and regulatory bodies, report risk issues to the Board of Directors;

(v)	Funding: Monitor cash balances and cash forecasts, arrange debt and equity financing when relevant;

(vi)	Third Parties: Maintain banking relationships, represent the Company and the Group with investment bankers and investors when relevant.

(f)	You are expected to fulfill operational and leadership duties as requested by the Chief Executive Officer, the Company, the shareholders of the Company, and members of the Executive and Non-Executive Board, on a day-to-day basis during official office hours where necessary. Your contribution shall be vital and appreciated in regards to the execution of business decisions made by the Executive Board.

(g)	You shall:

(i)	Observe and comply with all statutory rules, and regulations where applicable as governed by the internal policies and guidelines of the Company, and the laws of Hong Kong Special Administrative Region;

(ii)	Provide traceable contact during and after office hours, on weekdays and weekends, or during public holidays, whereby your availability may occasionally and reasonably be sought.

3.	Date of Commencement

Your official date of appointment as the Chief Financial Officer of the Company shall commence on [ _______________ ] (“Effective Date”), as mutually agreed upon between yourself and the Executive Board of Directors of the Company.

4.	Salary and Cash Bonus

(a)	Your starting salary will be HKD 102,500 (Hong Kong Dollars One Hundred Two Thousand Five Hundred) per month, paid out in an equivalent amount of twelve months per calendar year.

APTUS Management Limited

Unit B, 17/F Guangdong Investment Tower, 148 Connaught Road Central, Hong Kong

Tel: (852) 2117 6611● Fax: (852) 2850 7286

(b)	Annual increment of your salary will be assessed on the basis of professional merit and the Group’s performance, and is awarded at the discretion of the Board of Directors of the Company and approved by the remuneration committee.

(c)	With completion of one full year’s service (or a pro-rata portion thereof if service is less than one year), you may be entitled to a bonus as determined at the full discretion of the Board of Directors of the Company and approval of the remuneration committee. Any bonus will only be payable only if you are still in the employment of the Company on the bonus payment date which shall be payable in December or subsequent January of each calendar year.

5.	Stock Bonus:

You may be entitled to receive stock bonuses with the amount, cap, timing of payouts, vesting rate and schedule, subject to the full discretion of the Company. All terms and conditions of stock bonuses shall be assessed based on the overall financial position and performance of the Company, as well as your contribution and performance upon rendering services by yourself during your employment under this Agreement. Any particulars associated to your eligibility to stock bonuses shall be definitively defined in a subsequent “Stock Option and Stock Bonus Addendum” at a future date as mutually agreed upon between yourself and the Executive Board of Directors and approved by the remuneration committee.

6.	Stock Option

You may be granted an option to purchase shares of the stock in the Company with the particulars of: the amount (percentage of issued and outstanding stock of the Company), the term, extended terms (if any), option pricing and valuation method, and any other particulars associated to eligibility of stock option purchases, shall be definitively defined in a subsequent “Stock Option and Stock Bonus Addendum” at a future date as mutually agreed upon between yourself and the Executive Board of Directors.

7.	Mandatory Provident Fund

You will be entitled to become a member of AML’s standard Mandatory Provident Fund scheme in accordance with the Company’s policy and the statutory requirements.

8.	Medical Insurance

You will be admitted to the Group’s Medical scheme, which provides reimbursement of consultation and hospitalization expenses in accordance with the terms of the scheme. Your role shall entitle you to the highest coverage bracket available to the Group’s management personnel, where the service provider and scheme may be subject to review or alteration in alignment to Group business needs and conditions.

APTUS Management Limited

Unit B, 17/F Guangdong Investment Tower, 148 Connaught Road Central, Hong Kong

Tel: (852) 2117 6611● Fax: (852) 2850 7286

9.	Restriction on Other Activities

(a)	During your employment, you shall diligently and faithfully serve the Company and not act in any way which is in conflict with the interest of the Group.

(b)	You shall not during your employment be engaged or interested directly or indirectly in any capacity in any other trade, business, occupation or assignment of whatsoever nature outside the Company, unless otherwise approved and consented by the Board of Directors in writing.

10.	Privacy of Information

(a)	You shall not except as authorized by the Company or required by your responsibilities reveal to any person or company any of the trade secrets or any information concerning the organization, business, finances, transactions or affairs of the Group which may come to your knowledge during your contract with the Group and shall keep with complete secrecy confidential information entrusted to you and shall not use or attempt to use any such information in any manner which may injure or cause loss either directly or indirectly to the Group or may be likely to do so. This restriction shall continue to apply if and when after the termination of your appointment without limit in time.

(b)	You shall not either during the period of your appointment or afterwards use or permit to be used any books, documents, moneys, assets, records or other property belonging to or relating to any dealings, affair or business of the Group other than for the benefit of the Group. You shall immediately deliver and return to the Group all such books, documents, monies, securities, records or other property which you then have or should have in your possession upon termination of your appointment hereunder.

(c)	The Company however, agrees to provide you with any information concerning areas of interest and relevance of the Group as required by you in order to enable you to fulfill your role as the Chief Financial Officer of the Company.

11.	Annual Holiday

You shall be entitled to an annual leave of 21 working days (exclusive of statutory holidays) during each twelve-month period to be taken at such time as the Group shall consider most convenient having regard to the requirements of the business of the Companies. The said holiday shall not be accumulated beyond each twelve-month period and if not taken in full in any particular period you shall not be entitled to salary or remuneration in lieu of taking such holiday.

12.	Termination

Your appointment as the Chief Financial Officer of the Company may be terminated:

(a)	By you after giving the Company not less than three (3) months’ notice in writing;

(b)	By the Company after giving you three (3) months’ notice in writing; or

(c)	By the Company without notice or compensation in the event of your dishonesty, fraud, gross negligence, willful default or refusal to carry out any lawful order or instructions, or the repeated breach of any rules or regulations of the Company, or those as governed by the laws of Hong Kong Special Administrative Region.

APTUS Management Limited

Unit B, 17/F Guangdong Investment Tower, 148 Connaught Road Central, Hong Kong

Tel: (852) 2117 6611● Fax: (852) 2850 7286

Please signify your acceptance of the above terms and conditions by signing and returning to us the enclosed duplicate copy of this letter.

Yours faithfully,

For and on behalf of

APTUS MANAGEMENT LIMITED	Agreed and accepted by:

Name: Huen Chung Yuen Ian	Name: Sabrina Khan
Position: Director & CEO	HKID No.:

Date	Date

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